Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
April 20, 2018

SunTrust Reports First Quarter 2018 Results
Continued Efficiency Improvements, Strong Asset Quality,
and Benefits from Tax Reform Drive 42% Year-over-Year EPS Growth

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $612 million, or $1.29 per average common diluted share. This compares to $1.48 for the prior quarter, which included $0.39 per share of net discrete benefits from Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items, and $0.91 for the first quarter of 2017.

When excluding the impact of the aforementioned net discrete benefits in the fourth quarter of 2017, earnings per diluted share increased 18% sequentially, driven largely by a lower effective tax rate. When compared to the first quarter of 2017, earnings per share increased 42% due to continued efficiency improvements, improved asset quality, reduced share count, and a lower effective tax rate.
“This year is off to a good start, with earnings per share increasing 42% year-over-year," said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. "While a favorable operating environment has benefited our bottom-line results, our consistent strategy and improved execution are also contributing to our improved profitability. We remain optimistic about our performance trajectory and ability to deliver long-term value to our shareholders.”

First Quarter 2018 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 21 and 22.)

Income Statement

•	Net income available to common shareholders was $612 million, or $1.29 per average common diluted share, compared to $1.48 for the prior quarter and $0.91 for the first quarter of 2017.

◦	The prior quarter was favorably impacted by $0.39 per share of net discrete benefits associated with the items announced in the December 4, 2017 Form 8-K and tax reform-related items.

•	Total revenue decreased 2% sequentially and was stable year-over-year.

◦	The sequential decrease was driven by lower net interest income resulting from fully taxable-equivalent ("FTE") basis adjustments and lower noninterest income.

•
Net interest margin was 3.24% in the current quarter, up 7 basis points sequentially and up 15 basis points compared to the prior year. The sequential and year-over-year increases were driven primarily by higher earning asset yields arising from higher benchmark interest rates, higher securities AFS yields given lower premium amortization expense, and positive mix shift in the LHFI portfolio. The sequential increase was also driven by fewer days in the quarter.

•
Provision for credit losses decreased $51 million sequentially and $91 million year-over-year due to lower net charge-offs and a lower allowance for loan and lease losses ("ALLL"), given continued strong credit quality results.

•	Noninterest expense decreased 7% sequentially and 3% year-over-year.

◦
The sequential decrease was driven primarily by charitable contributions and net charges related to efficiency actions recognized in the prior quarter, both of which were associated with the December 4, 2017 Form 8-K and tax reform-related items. When adjusting for discrete items in the prior quarter, expenses were up 1% sequentially due to a seasonal increase in employee compensation and benefits costs.

◦	Compared to the first quarter of 2017, the decrease was driven largely by lower operating losses as well as lower branch closure and severance costs.

•
The efficiency and tangible efficiency ratios for the current quarter were 62.8% and 62.1%, respectively, which represent strong improvements compared to the prior year, driven by ongoing expense management initiatives.

Balance Sheet

•
Average performing LHFI were down 1% compared to the prior quarter and relatively stable year-over-year, driven by the prior quarter sale of Premium Assignment Corporation ("PAC") and declines in C&I loans, home equity products, and commercial construction, offset partially by growth in consumer lending.

•
Average consumer and commercial deposits decreased modestly compared to the prior quarter due, in part, to seasonality, and increased slightly compared to the first quarter of 2017, as declines in money market accounts and noninterest-bearing deposit account balances were offset by growth in NOW, time deposit, and savings account balances.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.8% as of March 31, 2018, slightly higher than the prior quarter.

•
During the quarter, the Company repurchased $330 million of its outstanding common stock in accordance with its 2017 Capital Plan and redeemed all $450 million of its outstanding 5.875% noncumulative perpetual preferred stock, Series E.

•
Book value per common share was $47.14 and tangible book value per common share was $33.97, both down 2% from December 31, 2017, driven primarily by a higher accumulated other comprehensive loss, offset partially by growth in retained earnings.

Asset Quality

•
Nonperforming loans ("NPLs") increased $38 million from the prior quarter and represented 0.50% of period-end LHFI at March 31, 2018. The sequential increase was driven primarily by an increase in residential mortgage NPLs due to hurricane-related forbearance.

•
Net charge-offs for the current quarter were $79 million, or 0.22% of total average LHFI on an annualized basis, down $28 million sequentially and $33 million year-over-year. The sequential decrease was driven primarily by lower net charge-offs associated with C&I loans, while the year-over-year reduction was driven by overall asset quality improvements and lower commercial net charge-offs.

•
At March 31, 2018, the ALLL to period-end LHFI ratio was 1.19%, a 2 basis point decline compared to the prior quarter, driven by lower reserves for anticipated hurricane-related losses and continued improvements in asset quality.

•	The provision for credit losses decreased $51 million sequentially and $91 million year-over-year due to lower net charge-offs and a lower ALLL.

Income Statement (Dollars in millions, except per share data)	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Net interest income	$1,441	$1,434	$1,430	$1,403	$1,366
Net interest income-FTE [2]	1,461	1,472	1,467	1,439	1,400
Net interest margin	3.20%	3.09%	3.07%	3.06%	3.02%
Net interest margin-FTE [2]	3.24	3.17	3.15	3.14	3.09
Noninterest income	$796	$833	$846	$827	$847
Total revenue	2,237	2,267	2,276	2,230	2,213
Total revenue-FTE [2]	2,257	2,305	2,313	2,266	2,247
Noninterest expense	1,417	1,520	1,391	1,388	1,465
Provision for credit losses	28	79	120	90	119
Net income available to common shareholders	612	710	512	505	451
Earnings per average common diluted share	1.29	1.48	1.06	1.03	0.91

Balance Sheet (Dollars in billions)
Average LHFI	$142.9	$144.0	$144.7	$144.4	$143.7
Average consumer and commercial deposits	159.2	160.7	159.4	159.1	158.9

Capital
Basel III capital ratios at period end [1] :
Tier 1 capital	11.00%	11.15%	10.74%	10.81%	10.40%
Common Equity Tier 1 ("CET1")	9.85	9.74	9.62	9.68	9.69
Total average shareholders’ equity to total average assets	12.05	12.09	11.94	11.80	11.59

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.22%	0.29%	0.21%	0.20%	0.32%
ALLL to period-end LHFI [2]	1.19	1.21	1.23	1.20	1.20
NPLs to period-end LHFI	0.50	0.47	0.48	0.52	0.55
1 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at March 31, 2018 are estimated as of the date of this news release.
2 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, a decrease of $48 million compared to the prior quarter. Net interest income decreased $11 million sequentially due to two less days and a lower FTE adjustment as a result of tax reform, offset partially by a higher net interest margin. Noninterest income decreased $37 million sequentially due largely to lower commercial real estate related income, mortgage production income and client transaction-related fees, offset partially by higher capital markets-related income and higher mortgage servicing-related income. The fourth quarter included a $107 million gain from the sale of PAC (recorded in other noninterest income), which was offset by $109 million in securities losses. Compared to the first quarter of 2017, total revenue increased $10 million, driven by a $61 million increase in net interest income, offset partially by a $51 million decrease in total noninterest income, as a result of lower capital markets-related income.
Net Interest Income
Net interest income was $1.5 billion for the current quarter, a decrease of $11 million compared to the prior quarter due to two less days and a lower FTE adjustment as a result of tax reform, offset partially by a higher net interest margin. The $61 million increase relative to the prior year was driven largely by the 15 basis point improvement in the net interest margin.
Net interest margin for the current quarter was 3.24%, compared to 3.17% in the prior quarter and 3.09% in the first quarter of 2017. The sequential and year-over-year increases were driven primarily by higher earning asset yields arising from higher benchmark interest rates, higher securities AFS yields given lower premium amortization expense, and positive mix shift in the loan portfolio. The sequential increase was also driven by fewer days in the quarter.
Noninterest Income
Noninterest income was $796 million for the current quarter, compared to $833 million for the prior quarter and $847 million for the first quarter of 2017. The $37 million sequential decrease is due primarily to lower commercial real estate related income, mortgage production related income, and client transaction-related fees, offset partially by higher capital markets-related income and mortgage servicing income. Compared to the first quarter of 2017, noninterest income decreased $51 million driven largely by lower capital markets-related income, mortgage-related income, as well as client transaction-related fees.
Investment banking income was $131 million for the current quarter, compared to $119 million in the prior quarter and $167 million in the prior year. The $12 million increase compared to the prior quarter was due to higher M&A advisory, equity offerings, and investment grade bond originations, offset partially by lower syndicated and leveraged finance activity. The $36 million year-over-year decrease is primarily attributable to declines in syndicated and leveraged finance.
Trading income was $42 million for the current quarter, compared to $41 million in the prior quarter and $51 million in the first quarter of 2017. The year-over-year decrease was largely due to lower fixed income sales and trading revenue.
Mortgage production income for the current quarter was $36 million, compared to $61 million for the prior quarter and $53 million for the first quarter of 2017. The $25 million sequential and $17 million year-over-year decreases were due to lower production volume and lower gain on sale margins during the current quarter. Mortgage application volume decreased 1% sequentially and 9% compared to the first quarter of 2017. Closed loan volume decreased 18% sequentially and 6% compared to the first quarter of 2017.

Mortgage servicing income was $54 million for the current quarter, compared to $43 million in the prior quarter and $58 million in the first quarter of 2017. The $11 million sequential increase was due to higher servicing fee income and lower servicing asset decay, offset partially by lower net hedge performance. The $4 million decrease compared to the first quarter of 2017 was due to lower net hedge performance and higher servicing asset decay in the current quarter, offset partially by higher servicing fee income. At March 31, 2018, the servicing portfolio totaled $164.7 billion, relatively stable compared to the prior quarter and prior year.
Trust and investment management income was $75 million for the current quarter, compared to $80 million for the prior quarter and $75 million for the first quarter of 2017. The $5 million sequential decrease was primarily attributable to trust termination fees recognized during the fourth quarter of 2017.
Commercial real estate-related income was $23 million for the current quarter, compared to $62 million for the prior quarter and $20 million for the first quarter of 2017. The $39 million sequential decrease was driven primarily by seasonal declines in activity.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased sequentially and year-over-year by $18 million and $11 million, respectively, due to lower client-related activity, and the impact of adopting the revenue recognition accounting standard during the current quarter, which resulted in the netting of certain expense items against card fees, other charges and fees, and service charges on deposit accounts. The sequential decrease was also driven by fewer days.
Net securities gains/(losses) totaled $1 million for the current quarter compared to ($109) million in the prior quarter. The sequential change was due to $109 million in securities losses arising from the securities AFS portfolio restructuring in response to tax reform recognized in the fourth quarter of 2017.
Other noninterest income was $48 million for the current quarter, compared to $134 million in the prior quarter and $30 million in the first quarter of 2017. The sequential decrease was due primarily to the recognition of the $107 million pre-tax gain from the sale of PAC during the fourth quarter of 2017. The $18 million year-over-year increase was due primarily to the application of the recognition and measurement of financial assets accounting standard adopted during the current quarter, which resulted in a $23 million remeasurement gain on an equity investment in a fintech company.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, representing a decline of $103 million sequentially. The December 4, 2017 Form 8-K and tax reform-related items impacted the prior quarter noninterest expense by a net $111 million ($50 million charitable contribution to the SunTrust Foundation, $36 million net charges related to efficiency initiatives, and $25 million discretionary 401(k) contribution and other employee benefits). Excluding these discrete items, noninterest expense was relatively stable compared to the prior quarter and down $48 million relative to the first quarter of 2017. The decrease relative to the first quarter of 2017 was due largely to lower operating losses and lower other noninterest expense.
Employee compensation and benefits expense was $853 million in the current quarter, compared to $803 million in the prior quarter and $852 million in the first quarter of 2017. The $50 million sequential increase was due to the seasonal increase in employee benefit costs and FICA taxes.
Operating losses were $6 million in the current quarter, compared to $23 million in the prior quarter and $32 million in the first quarter of 2017. The decreases relative to both periods were driven primarily by a net $10 million benefit from the progression of certain legal developments.
Outside processing and software expense was $206 million in the current quarter, compared to $214 million in the prior quarter and $205 million in the first quarter of 2017. The decrease compared to the prior quarter was driven primarily by lower transaction volume as well as the impact of adopting the revenue recognition accounting standard during the current quarter, which resulted in the netting of certain credit card network expenses (previously classified in outside processing and software expense) against card fees and other charges and fees.

Marketing and customer development expense was $41 million in the current quarter, compared to $104 million in the prior quarter and $42 million in the first quarter of 2017. The sequential decrease was due primarily to the $50 million tax reform-related charitable contribution, which was recognized during the fourth quarter of 2017.
Amortization expense was $15 million in the current quarter, compared to $25 million in the prior quarter and $13 million in the first quarter of 2017. The sequential decrease was due to seasonally higher amortization expense in the prior quarter associated with increased tax credits generated from community development investments.
Other noninterest expense was $121 million in the current quarter, compared to $170 million in the prior quarter and $142 million in the first quarter of 2017. The decrease relative to the prior quarter was driven primarily by a net $36 million charge related to efficiency actions (including severance costs in connection with the voluntary early retirement program, branch and corporate real estate closure costs, and software write-downs) recognized during the prior quarter. The year-over-year decrease was driven primarily by higher legal and consulting fees and higher branch closure and severance costs incurred during the first quarter of 2017.
Income Taxes
For the current quarter, the Company recorded a provision for income taxes of $147 million compared to an income tax benefit of $74 million for the prior quarter and an income tax provision of $159 million for the first quarter of 2017.  The effective tax rate for the current quarter was 19%, compared to (11)% in the prior quarter and 25% in the first quarter of 2017. The increase in the effective tax rate relative to the prior quarter was due primarily to the prior quarter tax benefit for the remeasurement of the Company's estimated deferred tax assets and deferred tax liabilities to reflect the reduction in the U.S. federal corporate income tax rate to 21%. The decrease in the effective tax rate for the current quarter relative to the first quarter of 2017 was primarily due to the reduction in the U.S. federal corporate income tax rate. The first quarter of 2017 was also favorably impacted by $22 million of discrete tax benefits related to share-based compensation.

Balance Sheet
At March 31, 2018, the Company had total assets of $204.9 billion and total shareholders’ equity of $24.3 billion, representing 12% of total assets. Book value per common share was $47.14 and tangible book value per common share was $33.97, both down 2% compared to December 31, 2017, driven primarily by a higher accumulated other comprehensive loss, offset partially by growth in retained earnings.
Loans
Average performing LHFI totaled $142.2 billion for the current quarter, down 1% compared to the prior quarter and relatively stable compared to the first quarter of 2017, driven by the prior quarter sale of PAC and declines in C&I loans, home equity products, and commercial construction, offset partially by growth in consumer lending.
Deposits
Average consumer and commercial deposits for the current quarter were $159.2 billion, a 1% decline over the prior quarter and a slight increase over the first quarter of 2017. The sequential decline was due largely to seasonal decreases in demand deposits and lower money market account balances, offset largely by a 10% increase in time deposits. The year-over-year growth was driven primarily by an increase in time deposit account balances, offset largely by declines in demand deposits and money market account balances.

Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.8% at March 31, 2018. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 12.1% and 8.0%, respectively, at March 31, 2018. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.40 per common share and repurchased $330 million of its outstanding common stock in the first quarter of 2018. The Company currently expects to repurchase approximately $330 million of additional common stock over the next quarter in accordance with its 2017 Capital Plan. Additionally, the Company redeemed all $450 million of its 5.875% noncumulative perpetual preferred stock, Series E, in March 2018.
Asset Quality
Total nonperforming assets ("NPAs") were $778 million at March 31, 2018, up $37 million from the prior quarter and down $80 million year-over-year. The increase in NPAs compared to the prior quarter was driven by an increase in mortgage NPLs due primarily to hurricane-related forbearance, as well as higher commercial real estate NPLs due primarily to the downgrade of one borrower. The decrease in NPAs compared to the first quarter of 2017 was driven primarily by continued improvements in the energy portfolio. The ratio of NPLs to period-end LHFI was 0.50%, 0.47%, and 0.55% at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.
Net charge-offs were $79 million during the current quarter, a decrease of $28 million compared to the prior quarter and $33 million compared to the first quarter of 2017. The sequential reduction was driven primarily by lower net charge-offs associated with C&I loans, while the year-over-year decrease was driven by overall asset quality improvements as well as lower energy-related net charge-offs. The ratio of annualized net charge-offs to total average LHFI was 0.22% during the current quarter, compared to 0.29% during the prior quarter and 0.32% during the first quarter of 2017. The provision for credit losses was $28 million in the current quarter, a sequential decrease of $51 million and a year-over-year decrease of $91 million, driven by lower net charge-offs and a lower ALLL.
At March 31, 2018, the ALLL was $1.7 billion, which represented 1.19% of period-end loans, a 2 basis point decline relative to December 31, 2017, driven by continued improvements in asset quality and lower reserves for anticipated hurricane-related losses.
Early stage delinquencies decreased 12 basis points from the prior quarter to 0.68% at March 31, 2018. Excluding government-guaranteed loans which account for 0.46%, early stage delinquencies were 0.22%, down 10 basis points compared to the prior quarter and stable compared to a year ago.

Impacts of Newly Adopted Accounting Standards
The Company adopted a number of accounting standard updates during the first quarter of 2018. The application of ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulted in a $23 million increase in Other assets on the Consolidated Balance Sheets and a corresponding $23 million increase in Noninterest income on the Consolidated Statements of Income during the quarter from the remeasurement gain on an equity investment in a fintech company. The adoption of ASU 2014-09, Revenue from Contracts with Customers (and subsequent related ASUs), resulted in a $3 million net quantitative decrease in both revenue and expenses for the current quarter (prior periods were not restated). Upon adoption of ASU 2018-02, Reclassification of Certain Tax Effects from AOCI, the Company elected to reclassify approximately $154 million of stranded tax effects from AOCI to retained earnings. This election had no impact on the current quarter Consolidated Statements of Income, but did positively impact regulatory capital ratios.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2018, SunTrust had total assets of $205 billion and total deposits of $162 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on April 20, 2018, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:15 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on April 20, 2018, and will remain available until May 20, 2018, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 445929). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of April 20, 2018, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 21.
In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. These measures are utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding potential future share repurchases, anticipated hurricane related losses, and future asset quality are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in their discretion. Also, future share repurchases and the timing of any such repurchases are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended March 31%
	2018	2017	Change
EARNINGS & DIVIDENDS
Net income	$643	$468	37%
Net income available to common shareholders	612	451	36
Total revenue	2,237	2,213	1
Total revenue-FTE [1]	2,257	2,247	—
Net income per average common share:
Diluted	$1.29	$0.91	42%
Basic	1.31	0.92	42
Dividends paid per common share	0.40	0.26	54
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,132	$204,252	—%
Earning assets	182,874	183,606	—
Loans held for investment ("LHFI")	142,920	143,670	(1)
Intangible assets including residential mortgage servicing rights ("MSRs")	8,244	8,026	3
Residential MSRs	1,833	1,604	14
Consumer and commercial deposits	159,169	158,874	—
Total shareholders’ equity	24,605	23,671	4
Preferred stock	2,390	1,225	95
Period End Balances:
Total assets	$204,885	$205,642	—%
Earning assets	182,913	183,279	—
LHFI	142,618	143,529	(1)
Allowance for loan and lease losses ("ALLL")	1,694	1,714	(1)
Consumer and commercial deposits	161,357	161,531	—
Total shareholders’ equity	24,269	23,484	3
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.28%	0.93%	38%
Return on average common shareholders’ equity	11.23	8.19	37
Return on average tangible common shareholders' equity [1]	15.60	11.28	38
Net interest margin	3.20	3.02	6
Net interest margin-FTE [1]	3.24	3.09	5
Efficiency ratio	63.35	66.20	(4)
Efficiency ratio-FTE [1]	62.77	65.19	(4)
Tangible efficiency ratio-FTE [1]	62.11	64.60	(4)
Effective tax rate	19	25	(24)
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")	9.85%	9.69%	2%
Tier 1 capital	11.00	10.40	6
Total capital	12.90	12.37	4
Leverage	9.75	9.08	7
Total average shareholders’ equity to total average assets	12.05	11.59	4
Tangible equity to tangible assets [1]	9.11	8.72	4
Tangible common equity to tangible assets [1]	8.04	8.06	—
Book value per common share	$47.14	$45.62	3
Tangible book value per common share [1]	33.97	33.05	3
Market capitalization	31,959	26,860	19
Average common shares outstanding:
Diluted	473,620	496,002	(5)
Basic	468,723	490,091	(4)
Full-time equivalent employees	23,208	24,215	(4)
Number of ATMs	2,075	2,132	(3)
Full service banking offices	1,236	1,316	(6)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at March 31, 2018 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2017	2017	2017	2017
EARNINGS & DIVIDENDS
Net income	$643	$740	$538	$528	$468
Net income available to common shareholders	612	710	512	505	451
Total revenue	2,237	2,267	2,276	2,230	2,213
Total revenue-FTE [1]	2,257	2,305	2,313	2,266	2,247
Net income per average common share:
Diluted	$1.29	$1.48	$1.06	$1.03	$0.91
Basic	1.31	1.50	1.07	1.05	0.92
Dividends paid per common share	0.40	0.40	0.40	0.26	0.26
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,132	$205,219	$205,738	$204,494	$204,252
Earning assets	182,874	184,306	184,861	184,057	183,606
LHFI	142,920	144,039	144,706	144,440	143,670
Intangible assets including residential MSRs	8,244	8,077	8,009	8,024	8,026
Residential MSRs	1,833	1,662	1,589	1,603	1,604
Consumer and commercial deposits	159,169	160,745	159,419	159,136	158,874
Total shareholders’ equity	24,605	24,806	24,573	24,139	23,671
Preferred stock	2,390	2,236	1,975	1,720	1,225
Period End Balances:
Total assets	$204,885	$205,962	$208,252	$207,223	$205,642
Earning assets	182,913	182,710	185,071	184,518	183,279
LHFI	142,618	143,181	144,264	144,268	143,529
ALLL	1,694	1,735	1,772	1,731	1,714
Consumer and commercial deposits	161,357	159,795	161,778	158,319	161,531
Total shareholders’ equity	24,269	25,154	24,522	24,477	23,484
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.28%	1.43%	1.04%	1.03%	0.93%
Return on average common shareholders’ equity	11.23	12.54	9.03	9.08	8.19
Return on average tangible common shareholders' equity [1]	15.60	17.24	12.45	12.51	11.28
Net interest margin	3.20	3.09	3.07	3.06	3.02
Net interest margin-FTE [1]	3.24	3.17	3.15	3.14	3.09
Efficiency ratio	63.35	67.03	61.12	62.24	66.20
Efficiency ratio-FTE [1]	62.77	65.94	60.14	61.24	65.19
Tangible efficiency ratio-FTE [1]	62.11	64.84	59.21	60.59	64.60
Adjusted tangible efficiency ratio-FTE [1]	62.11	59.85	59.21	60.59	64.60
Effective tax rate	19	(11)	29	30	25
Basel III capital ratios at period end [2]:
CET1	9.85%	9.74%	9.62%	9.68%	9.69%
Tier 1 capital	11.00	11.15	10.74	10.81	10.40
Total capital	12.90	13.09	12.69	12.75	12.37
Leverage	9.75	9.80	9.50	9.55	9.08
Total average shareholders’ equity to total average assets	12.05	12.09	11.94	11.80	11.59
Tangible equity to tangible assets [1]	9.11	9.50	9.12	9.15	8.72
Tangible common equity to tangible assets [1]	8.04	8.21	8.10	8.11	8.06
Book value per common share	$47.14	$47.94	$47.16	$46.51	$45.62
Tangible book value per common share [1]	33.97	34.82	34.34	33.83	33.05
Market capitalization	31,959	30,417	28,451	27,319	26,860
Average common shares outstanding:
Diluted	473,620	480,359	483,640	488,020	496,002
Basic	468,723	474,300	478,258	482,913	490,091
Full-time equivalent employees	23,208	23,785	24,215	24,278	24,215
Number of ATMs	2,075	2,116	2,108	2,104	2,132
Full service banking offices	1,236	1,268	1,275	1,281	1,316

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at March 31, 2018 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	March 31
	2018	2017	Amount	% [2]
Interest income	$1,668	$1,528	$140	9%
Interest expense	227	162	65	40
NET INTEREST INCOME	1,441	1,366	75	5
Provision for credit losses	28	119	(91)	(76)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,413	1,247	166	13
NONINTEREST INCOME
Service charges on deposit accounts	146	148	(2)	(1)
Other charges and fees	87	95	(8)	(8)
Card fees	81	82	(1)	(1)
Investment banking income	131	167	(36)	(22)
Trading income	42	51	(9)	(18)
Trust and investment management income	75	75	—	—
Retail investment services	72	68	4	6
Mortgage servicing related income	54	58	(4)	(7)
Mortgage production related income	36	53	(17)	(32)
Commercial real estate related income	23	20	3	15
Net securities gains	1	—	1	NM
Other noninterest income	48	30	18	60
Total noninterest income	796	847	(51)	(6)
NONINTEREST EXPENSE
Employee compensation and benefits	853	852	1	—
Outside processing and software	206	205	1	—
Net occupancy expense	94	92	2	2
Marketing and customer development	41	42	(1)	(2)
Regulatory assessments	41	48	(7)	(15)
Equipment expense	40	39	1	3
Operating losses	6	32	(26)	(81)
Amortization	15	13	2	15
Other noninterest expense	121	142	(21)	(15)
Total noninterest expense	1,417	1,465	(48)	(3)
INCOME BEFORE PROVISION FOR INCOME TAXES	792	629	163	26
Provision for income taxes	147	159	(12)	(8)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	645	470	175	37
Less: Net income attributable to noncontrolling interest	2	2	—	—
NET INCOME	$643	$468	$175	37%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$612	$451	$161	36%
Net interest income-FTE [1]	1,461	1,400	61	4
Total revenue	2,237	2,213	24	1
Total revenue-FTE [1]	2,257	2,247	10	—
Net income per average common share:
Diluted	1.29	0.91	0.38	42
Basic	1.31	0.92	0.39	42
Cash dividends paid per common share	0.40	0.26	0.14	54
Average common shares outstanding:
Diluted	473,620	496,002	(22,382)	(5)
Basic	468,723	490,091	(21,368)	(4)

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2018	2017	Amount	% [2]	2017	2017	2017
Interest income	$1,668	$1,640	$28	2%	$1,635	$1,583	$1,528
Interest expense	227	206	21	10	205	180	162
NET INTEREST INCOME	1,441	1,434	7	—	1,430	1,403	1,366
Provision for credit losses	28	79	(51)	(65)	120	90	119
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,413	1,355	58	4	1,310	1,313	1,247
NONINTEREST INCOME
Service charges on deposit accounts	146	150	(4)	(3)	154	151	148
Other charges and fees	87	94	(7)	(7)	92	103	95
Card fees	81	88	(7)	(8)	86	87	82
Investment banking income	131	119	12	10	166	147	167
Trading income	42	41	1	2	51	46	51
Trust and investment management income	75	80	(5)	(6)	79	76	75
Retail investment services	72	70	2	3	69	70	68
Mortgage servicing related income	54	43	11	26	46	44	58
Mortgage production related income	36	61	(25)	(41)	61	56	53
Commercial real estate related income	23	62	(39)	(63)	17	24	20
Net securities gains/(losses)	1	(109)	110	NM	—	1	—
Other noninterest income	48	134	(86)	(64)	25	22	30
Total noninterest income	796	833	(37)	(4)	846	827	847
NONINTEREST EXPENSE
Employee compensation and benefits	853	803	50	6	806	796	852
Outside processing and software	206	214	(8)	(4)	203	204	205
Net occupancy expense	94	97	(3)	(3)	94	94	92
Marketing and customer development	41	104	(63)	(61)	45	42	42
Regulatory assessments	41	43	(2)	(5)	47	49	48
Equipment expense	40	41	(1)	(2)	40	43	39
Operating losses/(gains)	6	23	(17)	(74)	(34)	19	32
Amortization	15	25	(10)	(40)	22	15	13
Other noninterest expense	121	170	(49)	(29)	168	126	142
Total noninterest expense	1,417	1,520	(103)	(7)	1,391	1,388	1,465
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	792	668	124	19	765	752	629
Provision/(benefit) for income taxes	147	(74)	221	NM	225	222	159
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	645	742	(97)	(13)	540	530	470
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$643	$740	($97)	(13)%	$538	$528	$468
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$612	$710	($98)	(14)%	$512	$505	$451
Net interest income-FTE [1]	1,461	1,472	(11)	(1)	1,467	1,439	1,400
Total revenue	2,237	2,267	(30)	(1)	2,276	2,230	2,213
Total revenue-FTE [1]	2,257	2,305	(48)	(2)	2,313	2,266	2,247
Net income per average common share:
Diluted	1.29	1.48	(0.19)	(13)	1.06	1.03	0.91
Basic	1.31	1.50	(0.19)	(13)	1.07	1.05	0.92
Cash dividends paid per common share	0.40	0.40	—	—	0.40	0.26	0.26
Average common shares outstanding:
Diluted	473,620	480,359	(6,739)	(1)	483,640	488,020	496,002
Basic	468,723	474,300	(5,577)	(1)	478,258	482,913	490,091

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31		(Decrease)/Increase
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2017	Amount	%
ASSETS
Cash and due from banks	$5,851	$6,957	($1,106)	(16)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,428	1,292	136	11
Interest-bearing deposits in other banks	25	25	—	—
Trading assets and derivative instruments	5,112	6,007	(895)	(15)
Securities available for sale [1]	30,934	30,488	446	1
Loans held for sale ("LHFS")	2,377	2,109	268	13
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	66,321	68,971	(2,650)	(4)
Commercial real estate ("CRE")	5,352	5,067	285	6
Commercial construction	3,651	4,215	(564)	(13)
Residential mortgages - guaranteed	611	549	62	11
Residential mortgages - nonguaranteed	27,165	26,110	1,055	4
Residential home equity products	10,241	11,511	(1,270)	(11)
Residential construction	256	380	(124)	(33)
Consumer student - guaranteed	6,693	6,396	297	5
Consumer other direct	8,941	7,904	1,037	13
Consumer indirect	11,869	11,067	802	7
Consumer credit cards	1,518	1,359	159	12
Total LHFI	142,618	143,529	(911)	(1)
Allowance for loan and lease losses ("ALLL")	(1,694)	(1,714)	(20)	(1)
Net LHFI	140,924	141,815	(891)	(1)
Goodwill	6,331	6,338	(7)	—
Residential MSRs	1,916	1,645	271	16
Other assets [1]	9,987	8,966	1,021	11
Total assets [2]	$204,885	$205,642	($757)	—%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,494	$43,437	$57	—%
Interest-bearing consumer and commercial deposits:
NOW accounts	46,672	46,222	450	1
Money market accounts	50,627	55,261	(4,634)	(8)
Savings	6,849	6,668	181	3
Consumer time	6,205	5,495	710	13
Other time	7,510	4,448	3,062	69
Total consumer and commercial deposits	161,357	161,531	(174)	—
Brokered time deposits	1,022	917	105	11
Foreign deposits	—	405	(405)	(100)
Total deposits	162,379	162,853	(474)	—
Funds purchased	1,189	1,037	152	15
Securities sold under agreements to repurchase	1,677	1,704	(27)	(2)
Other short-term borrowings	706	1,955	(1,249)	(64)
Long-term debt	10,692	10,496	196	2
Trading liabilities and derivative instruments	1,737	1,225	512	42
Other liabilities	2,236	2,888	(652)	(23)
Total liabilities	180,616	182,158	(1,542)	(1)
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	1,225	800	65
Common stock, $1.00 par value	552	550	2	—
Additional paid-in capital	8,960	8,966	(6)	—
Retained earnings	18,107	16,322	1,785	11
Treasury stock, at cost, and other	(3,853)	(2,712)	1,141	42
Accumulated other comprehensive loss, net of tax	(1,522)	(867)	655	76
Total shareholders' equity	24,269	23,484	785	3
Total liabilities and shareholders' equity	$204,885	$205,642	($757)	—%

Common shares outstanding	469,708	485,712	(16,004)	(3)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	12	8	67
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	82,223	64,301	17,922	28
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $182,913 and $183,279 at March 31, 2018 and 2017, respectively.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2018	2017	Amount	%	2017	2017	2017
ASSETS
Cash and due from banks	$5,851	$5,349	$502	9%	$7,071	$6,968	$6,957
Federal funds sold and securities borrowed or purchased under agreements to resell	1,428	1,538	(110)	(7)	1,182	1,249	1,292
Interest-bearing deposits in other banks	25	25	—	—	25	24	25
Trading assets and derivative instruments	5,112	5,093	19	—	6,318	5,847	6,007
Securities available for sale [1]	30,934	30,947	(13)	—	30,927	30,528	30,488
LHFS	2,377	2,290	87	4	2,835	2,826	2,109
LHFI:
C&I	66,321	66,356	(35)	—	67,758	68,511	68,971
CRE	5,352	5,317	35	1	5,238	5,250	5,067
Commercial construction	3,651	3,804	(153)	(4)	3,964	4,019	4,215
Residential mortgages - guaranteed	611	560	51	9	497	501	549
Residential mortgages - nonguaranteed	27,165	27,136	29	—	27,041	26,594	26,110
Residential home equity products	10,241	10,626	(385)	(4)	10,865	11,173	11,511
Residential construction	256	298	(42)	(14)	327	364	380
Consumer student - guaranteed	6,693	6,633	60	1	6,559	6,543	6,396
Consumer other direct	8,941	8,729	212	2	8,597	8,249	7,904
Consumer indirect	11,869	12,140	(271)	(2)	11,952	11,639	11,067
Consumer credit cards	1,518	1,582	(64)	(4)	1,466	1,425	1,359
Total LHFI	142,618	143,181	(563)	—	144,264	144,268	143,529
ALLL	(1,694)	(1,735)	(41)	(2)	(1,772)	(1,731)	(1,714)
Net LHFI	140,924	141,446	(522)	—	142,492	142,537	141,815
Goodwill	6,331	6,331	—	—	6,338	6,338	6,338
Residential MSRs	1,916	1,710	206	12	1,628	1,608	1,645
Other assets [1]	9,987	11,233	(1,246)	(11)	9,436	9,298	8,966
Total assets [2]	$204,885	$205,962	($1,077)	(1)%	$208,252	$207,223	$205,642
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,494	$42,784	$710	2%	$43,984	$44,006	$43,437
Interest-bearing consumer and commercial deposits:
NOW accounts	46,672	47,379	(707)	(1)	47,213	43,973	46,222
Money market accounts	50,627	51,088	(461)	(1)	52,487	53,000	55,261
Savings	6,849	6,468	381	6	6,505	6,599	6,668
Consumer time	6,205	5,839	366	6	5,735	5,610	5,495
Other time	7,510	6,237	1,273	20	5,854	5,131	4,448
Total consumer and commercial deposits	161,357	159,795	1,562	1	161,778	158,319	161,531
Brokered time deposits	1,022	985	37	4	959	944	917
Foreign deposits	—	—	—	—	—	610	405
Total deposits	162,379	160,780	1,599	1	162,737	159,873	162,853
Funds purchased	1,189	2,561	(1,372)	(54)	3,118	3,007	1,037
Securities sold under agreements to repurchase	1,677	1,503	174	12	1,422	1,503	1,704
Other short-term borrowings	706	717	(11)	(2)	909	2,640	1,955
Long-term debt	10,692	9,785	907	9	11,280	10,511	10,496
Trading liabilities and derivative instruments	1,737	1,283	454	35	1,284	1,090	1,225
Other liabilities	2,236	4,179	(1,943)	(46)	2,980	4,122	2,888
Total liabilities	180,616	180,808	(192)	—	183,730	182,746	182,158
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,475	(450)	(18)	1,975	1,975	1,225
Common stock, $1.00 par value	552	550	2	—	550	550	550
Additional paid-in capital	8,960	9,000	(40)	—	8,985	8,973	8,966
Retained earnings	18,107	17,540	567	3	17,021	16,701	16,322
Treasury stock, at cost, and other	(3,853)	(3,591)	262	7	(3,274)	(2,945)	(2,712)
Accumulated other comprehensive loss, net of tax	(1,522)	(820)	702	86	(735)	(777)	(867)
Total shareholders’ equity	24,269	25,154	(885)	(4)	24,522	24,477	23,484
Total liabilities and shareholders’ equity	$204,885	$205,962	($1,077)	(1)%	$208,252	$207,223	$205,642

Common shares outstanding	469,708	470,931	(1,223)	—%	476,001	481,644	485,712
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	25	(5)	(20)	20	20	12
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	82,223	79,133	3,090	4	74,053	68,369	64,301
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $182,913, $182,710, $185,071, $184,518, and $183,279 at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						(Decrease)/Increase From
	March 31, 2018			December 31, 2017			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$66,269	$588	3.60%	$67,238	$575	3.39%	($969)	0.21	($2,807)	0.35
Commercial real estate ("CRE")	5,201	49	3.84	5,209	47	3.57	(8)	0.27	163	0.66
Commercial construction	3,749	40	4.27	3,947	39	3.92	(198)	0.35	(327)	0.88
Residential mortgages - guaranteed	637	5	3.12	546	3	2.12	91	1.00	70	0.05
Residential mortgages - nonguaranteed	26,863	254	3.79	26,858	254	3.78	5	0.01	945	(0.01)
Residential home equity products	10,243	116	4.60	10,531	116	4.37	(288)	0.23	(1,223)	0.50
Residential construction	261	3	4.47	303	3	4.15	(42)	0.32	(124)	0.43
Consumer student - guaranteed	6,655	78	4.76	6,576	76	4.60	79	0.16	377	0.56
Consumer other direct	8,804	110	5.08	8,651	108	4.94	153	0.14	985	0.06
Consumer indirect	12,001	108	3.63	11,999	107	3.53	2	0.10	1,154	0.20
Consumer credit cards	1,526	43	11.26	1,504	39	10.40	22	0.86	157	1.47
Nonaccrual	711	4	2.25	677	9	5.12	34	(2.87)	(120)	0.22
Total LHFI	142,920	1,398	3.97	144,039	1,376	3.79	(1,119)	0.18	(750)	0.33
Securities available for sale: [2]
Taxable	30,849	201	2.61	30,309	192	2.54	540	0.07	884	0.21
Tax-exempt	628	5	2.98	589	4	2.97	39	0.01	342	(0.06)
Total securities available for sale	31,477	206	2.62	30,898	196	2.53	579	0.09	1,226	0.21
Federal funds sold and securities borrowed or purchased under agreements to resell	1,334	4	1.18	1,198	2	0.87	136	0.31	98	0.85
Loans held for sale ("LHFS")	2,025	21	4.12	2,622	30	4.53	(597)	(0.41)	(586)	0.41
Interest-bearing deposits in other banks	25	—	1.85	25	—	1.62	—	0.23	—	1.21
Interest earning trading assets	4,564	34	3.05	4,996	32	2.53	(432)	0.52	(624)	0.96
Other earning assets [2]	529	5	3.50	528	4	3.52	1	(0.02)	(96)	0.57
Total earning assets	182,874	1,668	3.70	184,306	1,640	3.53	(1,432)	0.17	(732)	0.32
Allowance for loan and lease losses ("ALLL")	(1,726)			(1,768)			(42)		26
Cash and due from banks	5,329			5,018			311		(227)
Other assets	17,256			16,794			462		1,304
Noninterest earning trading assets and derivative instruments	772			858			(86)		(116)
Unrealized (losses)/gains on securities available for sale, net	(373)			11			(384)		(323)
Total assets	$204,132			$205,219			($1,087)		($120)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$46,590	$45	0.39%	$46,238	$42	0.36%	$352	0.03	$1,845	0.18
Money market accounts	50,543	48	0.39	52,025	43	0.33	(1,482)	0.06	(4,359)	0.14
Savings	6,587	—	0.02	6,487	—	0.02	100	—	172	—
Consumer time	6,085	13	0.87	5,785	12	0.82	300	0.05	598	0.18
Other time	7,026	22	1.25	6,090	18	1.19	936	0.06	2,794	0.28
Total interest-bearing consumer and commercial deposits	116,831	128	0.44	116,625	115	0.39	206	0.05	1,050	0.17
Brokered time deposits	1,006	3	1.35	971	4	1.32	35	0.03	89	0.07
Foreign deposits	51	—	1.42	—	—	—	51	1.42	(627)	0.76
Total interest-bearing deposits	117,888	131	0.45	117,596	119	0.40	292	0.05	512	0.17
Funds purchased	876	3	1.45	1,143	3	1.17	(267)	0.28	4	0.80
Securities sold under agreements to repurchase	1,595	5	1.39	1,483	4	1.14	112	0.25	(120)	0.78
Interest-bearing trading liabilities	1,110	8	2.84	969	7	2.73	141	0.11	108	0.23
Other short-term borrowings	2,084	6	1.11	815	1	0.22	1,269	0.89	331	0.62
Long-term debt	10,506	74	2.84	10,981	72	2.60	(475)	0.24	(1,057)	0.39
Total interest-bearing liabilities	134,059	227	0.69	132,987	206	0.61	1,072	0.08	(222)	0.20
Noninterest-bearing deposits	42,338			44,120			(1,782)		(755)
Other liabilities	2,499			2,860			(361)		(361)
Noninterest-bearing trading liabilities and derivative instruments	631			446			185		284
Shareholders’ equity	24,605			24,806			(201)		934
Total liabilities and shareholders’ equity	$204,132			$205,219			($1,087)		($120)
Interest Rate Spread			3.01%			2.92%		0.09		0.12
Net Interest Income		$1,441			$1,434
Net Interest Income-FTE [3]		$1,461			$1,472
Net Interest Margin [4]			3.20%			3.09%		0.11		0.18
Net Interest Margin-FTE [3,4]			3.24			3.17		0.07		0.15
1 Interest income includes loan fees of $39 million and $42 million for the three months ended March 31, 2018 and December 31, 2017, respectively.
2 Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended March 31, 2018 and December 31, 2017 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	September 30, 2017			June 30, 2017			March 31, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,277	$583	3.39%	$69,122	$574	3.33%	$69,076	$554	3.25%
CRE	5,227	47	3.57	5,157	44	3.38	5,038	39	3.18
Commercial construction	3,918	38	3.86	4,105	37	3.63	4,076	34	3.39
Residential mortgages - guaranteed	512	5	3.57	532	4	2.95	567	4	3.07
Residential mortgages - nonguaranteed	26,687	255	3.82	26,090	248	3.80	25,918	247	3.80
Residential home equity products	10,778	120	4.40	11,113	118	4.27	11,466	116	4.10
Residential construction	333	4	4.68	363	4	4.19	385	4	4.04
Consumer student - guaranteed	6,535	73	4.44	6,462	71	4.42	6,278	65	4.20
Consumer other direct	8,426	104	4.91	8,048	97	4.84	7,819	97	5.02
Consumer indirect	11,824	105	3.51	11,284	98	3.50	10,847	92	3.43
Consumer credit cards	1,450	37	10.32	1,391	35	9.96	1,369	33	9.79
Nonaccrual	739	11	5.90	773	8	4.37	831	4	2.03
Total LHFI	144,706	1,382	3.79	144,440	1,338	3.72	143,670	1,289	3.64
Securities available for sale: [2]
Taxable	30,089	187	2.49	30,057	184	2.45	29,965	180	2.40
Tax-exempt	504	4	2.99	348	3	3.04	286	2	3.04
Total securities available for sale	30,593	191	2.49	30,405	187	2.46	30,251	182	2.41
Federal funds sold and securities borrowed or purchased under agreements to resell	1,189	3	0.89	1,237	2	0.68	1,236	1	0.33
LHFS	2,477	24	3.89	2,222	21	3.86	2,611	24	3.71
Interest-bearing deposits in other banks	25	—	1.88	25	—	0.62	25	—	0.64
Interest earning trading assets	5,291	31	2.38	5,131	30	2.33	5,188	27	2.09
Other earning assets [2]	580	4	3.06	597	5	3.01	625	5	2.93
Total earning assets	184,861	1,635	3.51	184,057	1,583	3.45	183,606	1,528	3.38
ALLL	(1,748)			(1,723)			(1,700)
Cash and due from banks	5,023			4,901			5,556
Other assets	16,501			16,248			15,952
Noninterest earning trading assets and derivative instruments	948			918			888
Unrealized gains/(losses) on securities available for sale, net	153			93			(50)
Total assets	$205,738			$204,494			$204,252
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,604	$37	0.33%	$44,437	$30	0.27%	$44,745	$23	0.21%
Money market accounts	53,278	43	0.32	54,199	38	0.28	54,902	34	0.25
Savings	6,535	—	0.02	6,638	—	0.03	6,415	—	0.02
Consumer time	5,675	11	0.76	5,555	10	0.71	5,487	9	0.69
Other time	5,552	16	1.14	4,691	12	1.05	4,232	10	0.97
Total interest-bearing consumer and commercial deposits	115,644	107	0.37	115,520	90	0.31	115,781	76	0.27
Brokered time deposits	947	3	1.28	929	3	1.29	917	3	1.28
Foreign deposits	295	1	1.13	720	2	0.95	678	1	0.66
Total interest-bearing deposits	116,886	111	0.38	117,169	95	0.32	117,376	80	0.28
Funds purchased	1,689	5	1.15	1,155	3	0.96	872	1	0.65
Securities sold under agreements to repurchase	1,464	4	1.07	1,572	3	0.89	1,715	3	0.61
Interest-bearing trading liabilities	912	6	2.84	992	6	2.66	1,002	6	2.61
Other short-term borrowings	1,797	3	0.56	2,008	3	0.55	1,753	2	0.49
Long-term debt	11,204	76	2.70	10,518	70	2.66	11,563	70	2.45
Total interest-bearing liabilities	133,952	205	0.61	133,414	180	0.54	134,281	162	0.49
Noninterest-bearing deposits	43,775			43,616			43,093
Other liabilities	3,046			2,976			2,860
Noninterest-bearing trading liabilities and derivative instruments	392			349			347
Shareholders’ equity	24,573			24,139			23,671
Total liabilities and shareholders’ equity	$205,738			$204,494			$204,252
Interest Rate Spread			2.90%			2.91%			2.89%
Net Interest Income		$1,430			$1,403			$1,366
Net Interest Income-FTE [3]		$1,467			$1,439			$1,400
Net Interest Margin [4]			3.07%			3.06%			3.02%
Net Interest Margin-FTE [3,4]			3.15			3.14			3.09

[1]	Interest income includes loan fees of $45 million for each of the three months ended September 30, 2017, June 30, 2017, and March 31, 2017.

[2]
Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.

[3]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended September 30, 2017, June 30, 2017, and March 31, 2017 was attributed to C&I loans.

[4]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended
	March 31		Increase/(Decrease)
(Dollars in millions) (Unaudited)	2018	2017	Amount	% [4]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,814	$1,776	$38	2%
(Benefit)/provision for unfunded commitments	(10)	2	(12)	NM
(Benefit)/provision for loan losses:
Commercial	(16)	46	(62)	NM
Consumer	54	71	(17)	(24)
Total provision for loan losses	38	117	(79)	(68)
Charge-offs:
Commercial	(23)	(63)	(40)	(63)
Consumer	(83)	(83)	—	—
Total charge-offs	(106)	(146)	(40)	(27)
Recoveries:
Commercial	6	13	(7)	(54)
Consumer	21	21	—	—
Total recoveries	27	34	(7)	(21)
Net charge-offs	(79)	(112)	(33)	(29)
Allowance for credit losses, end of period	$1,763	$1,783	($20)	1%
Components:
Allowance for loan and lease losses ("ALLL")	$1,694	$1,714	($20)	(1)%
Unfunded commitments reserve	69	69	—	—
Allowance for credit losses	$1,763	$1,783	($20)	(1)%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.09%	0.26%	(0.17)	(65)%
Consumer	0.37	0.39	(0.02)	(5)
Total net charge-offs to total average LHFI	0.22	0.32	(0.10)	(31)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial	$262	$352	($90)	(26)%
Consumer	450	437	13	3
Total nonaccrual/NPLs	712	789	(77)	(10)
Other real estate owned (“OREO”)	59	62	(3)	(5)
Other repossessed assets	7	7	—	—
Total nonperforming assets ("NPAs")	$778	$858	($80)	(9)%
Accruing restructured loans	$2,476	$2,545	($69)	(3)%
Nonaccruing restructured loans [1]	279	329	(50)	(15)
Accruing LHFI past due > 90 days (guaranteed)	1,312	1,190	122	10
Accruing LHFI past due > 90 days (non-guaranteed)	36	37	(1)	(3)
Accruing LHFS past due > 90 days	3	1	2	NM
NPLs to period-end LHFI	0.50%	0.55%	(0.05)	(9)%
NPAs to period-end LHFI plus OREO, and other repossessed assets	0.55	0.60	(0.05)	(8)
ALLL to period-end LHFI [2,3]	1.19	1.20	(0.01)	(1)
ALLL to NPLs [2,3]	2.40x	2.18x	0.22x	10

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	March 31	December 31	(Decrease)/Increase		September 30	June 30	March 31
(Dollars in millions) (Unaudited)	2018	2017	Amount	% [4]	2017	2017	2017
CREDIT DATA
Allowance for credit losses, beginning of period	$1,814	$1,845	($31)	(2)%	$1,803	$1,783	$1,776
(Benefit)/provision for unfunded commitments	(10)	6	(16)	NM	1	3	2
(Benefit)/provision for loan losses:
Commercial	(16)	19	(35)	NM	5	39	46
Consumer	54	55	(1)	(2)	114	48	71
Total provision for loan losses	38	74	(36)	(49)	119	87	117
Charge-offs:
Commercial	(23)	(44)	(21)	(48)	(33)	(26)	(63)
Consumer	(83)	(90)	(7)	(8)	(76)	(75)	(83)
Total charge-offs	(106)	(134)	(28)	(21)	(109)	(101)	(146)
Recoveries:
Commercial	6	7	(1)	(14)	11	7	13
Consumer	21	20	1	5	20	24	21
Total recoveries	27	27	—	—	31	31	34
Net charge-offs	(79)	(107)	(28)	(26)	(78)	(70)	(112)
Other	—	(4)	(4)	(100)	—	—	—
Allowance for credit losses, end of period	$1,763	$1,814	($51)	(3)%	$1,845	$1,803	$1,783
Components:
ALLL	$1,694	$1,735	($41)	(2)%	$1,772	$1,731	$1,714
Unfunded commitments reserve	69	79	(10)	(13)	73	72	69
Allowance for credit losses	$1,763	$1,814	($51)	(3)%	$1,845	$1,803	$1,783
Net charge-offs to average LHFI (annualized):
Commercial	0.09%	0.19%	(0.10)	(53)%	0.11%	0.10%	0.26%
Consumer	0.37	0.41	(0.04)	(10)	0.33	0.32	0.39
Total net charge-offs to total average LHFI	0.22	0.29	(0.07)	(24)	0.21	0.20	0.32
Period Ended
Nonaccrual/NPLs:
Commercial	$262	$240	$22	9%	$298	$325	$352
Consumer	450	434	16	4	399	429	437
Total nonaccrual/NPLs	712	674	38	6	697	754	789
OREO	59	57	2	4	57	61	62
Other repossessed assets	7	10	(3)	(30)	7	6	7
Nonperforming LHFS	—	—	—	—	31	—	—
Total NPAs	$778	$741	$37	5%	$792	$821	$858
Accruing restructured loans	$2,476	$2,468	$8	—%	$2,501	$2,524	$2,545
Nonaccruing restructured loans [1]	279	286	(7)	(2)	304	321	329
Accruing LHFI past due > 90 days (guaranteed)	1,312	1,374	(62)	(5)	1,304	1,221	1,190
Accruing LHFI past due > 90 days (non-guaranteed)	36	31	5	16	39	30	37
Accruing LHFS past due > 90 days	3	2	1	50	—	1	1
NPLs to period-end LHFI	0.50%	0.47%	0.03	6%	0.48%	0.52%	0.55%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS	0.55	0.52	0.03	6	0.55	0.57	0.60
ALLL to period-end LHFI [2,3]	1.19	1.21	(0.02)	(2)	1.23	1.20	1.20
ALLL to NPLs [2,3]	2.40x	2.59x	(0.19x)	(7)	2.55x	2.31x	2.18x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,572	$85	$1,657
Amortization	—	(5)	(5)
Servicing rights originated	96	5	101
Fair value changes due to inputs and assumptions [1]	27	—	27
Other changes in fair value [2]	(50)	—	(50)
Other [3]	—	(1)	(1)
Balance, March 31, 2017	$1,645	$84	$1,729

Balance, beginning of period	$1,710	$81	$1,791
Amortization	—	(5)	(5)
Servicing rights originated	76	4	80
Servicing rights purchased	74	—	74
Fair value changes due to inputs and assumptions [1]	111	—	111
Other changes in fair value [2]	(55)	—	(55)
Balance, March 31, 2018	$1,916	$80	$1,996
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
(Shares in thousands) (Unaudited)	2018	2017	2017	2017	2017
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	470,931	476,001	481,644	485,712	491,188
Common shares issued for employee benefit plans	3,615	244	125	111	1,536
Repurchases of common stock	(4,838)	(5,314)	(5,768)	(4,179)	(7,012)
Balance, end of period	469,708	470,931	476,001	481,644	485,712

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
(Dollars in millions) (Unaudited)	2018	2017	2017	2017	2017
Net interest income	$1,441	$1,434	$1,430	$1,403	$1,366
Fully taxable-equivalent ("FTE") adjustment	20	38	37	36	34
Net interest income-FTE [2]	1,461	1,472	1,467	1,439	1,400
Noninterest income	796	833	846	827	847
Total revenue-FTE [2]	$2,257	$2,305	$2,313	$2,266	$2,247

Return on average common shareholders’ equity	11.23%	12.54%	9.03%	9.08%	8.19%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	4.37	4.70	3.42	3.43	3.09
Return on average tangible common shareholders' equity [3]	15.60%	17.24%	12.45%	12.51%	11.28%

Net interest margin	3.20%	3.09%	3.07%	3.06%	3.02%
Impact of FTE adjustment	0.04	0.08	0.08	0.08	0.07
Net interest margin-FTE [2]	3.24%	3.17%	3.15%	3.14%	3.09%

Noninterest expense	$1,417	$1,520	$1,391	$1,388	$1,465
Total revenue	2,237	2,267	2,276	2,230	2,213
Efficiency ratio [4]	63.35%	67.03%	61.12%	62.24%	66.20%
Impact of FTE adjustment	(0.58)	(1.09)	(0.98)	(1.00)	(1.01)
Efficiency ratio-FTE [2,4]	62.77	65.94	60.14	61.24	65.19
Impact of excluding amortization related to intangible assets and certain tax credits	(0.66)	(1.10)	(0.93)	(0.65)	(0.59)
Tangible efficiency ratio-FTE [2,5]	62.11%	64.84%	59.21%	60.59%	64.60%
Impact of excluding Form 8-K and other tax reform-related items	—	(4.99)	—	—	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	62.11%	59.85%	59.21%	60.59%	64.60%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of Form 8-K and other tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on these items can be found in the Form 8-K furnished with the SEC on January 19, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions, except per share data) (Unaudited)	2018	2017	2017	2017	2017
Total shareholders' equity	$24,269	$25,154	$24,522	$24,477	$23,484
Goodwill, net of deferred taxes of $159 million, $163 million, $254 million, $253 million, and $252 million, respectively	(6,172)	(6,168)	(6,084)	(6,085)	(6,086)
Other intangible assets (including residential MSRs and other servicing rights)	(1,996)	(1,791)	(1,706)	(1,689)	(1,729)
Residential MSRs and other servicing rights	1,981	1,776	1,690	1,671	1,711
Tangible equity [2]	18,082	18,971	18,422	18,374	17,380
Noncontrolling interest	(101)	(103)	(101)	(103)	(101)
Preferred stock	(2,025)	(2,475)	(1,975)	(1,975)	(1,225)
Tangible common equity [2]	$15,956	$16,393	$16,346	$16,296	$16,054

Total assets	$204,885	$205,962	$208,252	$207,223	$205,642
Goodwill	(6,331)	(6,331)	(6,338)	(6,338)	(6,338)
Other intangible assets (including residential MSRs and other servicing rights)	(1,996)	(1,791)	(1,706)	(1,689)	(1,729)
Residential MSRs and other servicing rights	1,981	1,776	1,690	1,671	1,711
Tangible assets	$198,539	$199,616	$201,898	$200,867	$199,286
Tangible equity to tangible assets [2]	9.11%	9.50%	9.12%	9.15%	8.72%
Tangible common equity to tangible assets [2]	8.04	8.21	8.10	8.11	8.06
Tangible book value per common share [3]	$33.97	$34.82	$34.34	$33.83	$33.05

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT [1]
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2018	2017	% Change
Statements of Income:
Net interest income	$961	$894	7%
FTE adjustment	—	—	—
Net interest income-FTE [2]	961	894	7
Provision for credit losses [3]	60	88	(32)
Net interest income-FTE - after provision for credit losses [2]	901	806	12
Noninterest income before net securities gains/(losses)	443	464	(5)
Net securities gains/(losses)	—	—	—
Total noninterest income	443	464	(5)
Noninterest expense before amortization	966	991	(3)
Amortization	—	1	(100)
Total noninterest expense	966	992	(3)
Income-FTE - before provision for income taxes [2]	378	278	36
Provision for income taxes	83	100	(17)
Tax credit adjustment	—	—	—
FTE adjustment	—	—	—
Net income including income attributable to noncontrolling interest	295	178	66
Less: Net income attributable to noncontrolling interest	—	—	—
Net income	$295	$178	66%

Total revenue	$1,404	$1,358	3%
Total revenue-FTE [2]	1,404	1,358	3

Selected Average Balances:
Total LHFI	$74,093	$71,147	4%
Goodwill	4,262	4,262	—
Other intangible assets excluding residential MSRs	3	9	(67)
Total assets	83,716	81,265	3
Consumer and commercial deposits	103,099	101,941	1

Performance Ratios:
Efficiency ratio	68.76%	73.06%
Impact of FTE adjustment	—	—
Efficiency ratio-FTE [2]	68.76	73.06
Impact of excluding amortization and associated funding cost of intangible assets	(1.16)	(1.19)
Tangible efficiency ratio-FTE [2,4]	67.60%	71.87%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued [1]
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2018	2017	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$1,700	$2,292	(26)%
Correspondent	3,445	3,199	8
Total production	$5,145	$5,491	(6)%
Channel mix - percent:
Retail	33%	42%
Correspondent	67	58
Total production	100%	100%
Purchase and refinance mix:
Refinance	$1,884	$2,532	(26)%
Purchase	3,261	2,959	10
Total production	$5,145	$5,491	(6)%
Purchase and refinance mix - percent:
Refinance	37%	46%
Purchase	63	54
Total production	100%	100%
Applications	$7,016	$7,744	(9)%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced	$164,683	$164,484	—%
Total UPB of residential mortgages serviced for others	135,333	135,633	—
Net carrying value of residential MSRs	1,916	1,645	16
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others	1.416%	1.213%

Assets Under Administration (End of Period):
Trust and institutional managed assets	$43,227	$41,623	4%
Retail brokerage managed assets	16,276	14,039	16
Total managed assets	59,503	55,662	7
Non-managed assets	97,387	94,357	3
Total assets under advisement	$156,890	$150,019	5%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change [5]
Statements of Income:
Net interest income	$563	$527	7%
FTE adjustment	20	34	(41)
Net interest income-FTE [2]	583	561	4
(Benefit)/provision for credit losses [3]	(32)	32	NM
Net interest income-FTE - after (benefit)/provision for credit losses [2]	615	529	16
Noninterest income before net securities gains/(losses)	371	401	(7)
Net securities gains/(losses)	—	—	—
Total noninterest income	371	401	(7)
Noninterest expense before amortization	462	466	(1)
Amortization	15	13	15
Total noninterest expense	477	479	—
Income-FTE - before provision for income taxes [2]	509	451	13
Provision for income taxes	72	97	(26)
Tax credit adjustment	27	37	(27)
FTE adjustment	20	34	(41)
Net income including income attributable to noncontrolling interest	390	283	38
Less: Net income attributable to noncontrolling interest	—	—	—
Net income	$390	$283	38%

Total revenue	$934	$928	1%
Total revenue-FTE [2]	954	962	(1)

Selected Average Balances:
Total LHFI	$68,741	$71,237	(4)%
Goodwill	2,069	2,076	—
Other intangible assets excluding residential MSRs	77	75	3
Total assets	82,472	84,632	(3)
Consumer and commercial deposits	56,050	56,866	(1)

Performance Ratios:
Efficiency ratio	51.04%	51.62%
Impact of FTE adjustment	(1.07)	(1.81)
Efficiency ratio-FTE [2]	49.97	49.81
Impact of excluding amortization and associated funding cost of intangible assets	(2.14)	(1.86)
Tangible efficiency ratio-FTE [2,4]	47.83%	47.95%

[1]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
(Benefit)/provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the (benefit)/provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[5]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change [5]
Statements of Income:
Net interest income/(expense) [2]	($83)	($55)	(51)%
FTE adjustment	—	—	—
Net interest income/(expense)-FTE [3]	(83)	(55)	(51)
Provision/(benefit) for credit losses [4]	—	(1)	100
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [3]	(83)	(54)	(54)
Noninterest income/(expense) before net securities gains	(19)	(18)	(6)
Net securities gains	1	—	NM
Total noninterest income/(expense)	(18)	(18)	—
Noninterest expense/(income) before amortization	(26)	(5)	NM
Amortization	—	(1)	100
Total noninterest expense/(income)	(26)	(6)	NM
Income/(loss)-FTE - before benefit for income taxes [3]	(75)	(66)	(14)
Benefit for income taxes	(8)	(38)	(79)
Tax credit adjustment	(27)	(37)	(27)
FTE adjustment	—	—	—
Net income/(loss) including income attributable to noncontrolling interest	(40)	9	NM
Less: Net income attributable to noncontrolling interest	2	2	—
Net income/(loss)	($42)	$7	NM

Total revenue	($101)	($73)	(38)%
Total revenue-FTE [3]	(101)	(73)	(38)

Selected Average Balances:
Total LHFI	$86	$1,286	(93)%
Securities available for sale	31,464	30,231	4
Goodwill	—	—	—
Other intangible assets excluding residential MSRs	—	—	—
Total assets	37,944	38,355	(1)
Consumer and commercial deposits	20	67	(70)

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)	4.7	4.8
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months	3.1%	3.2%
Instantaneous 100 basis point increase in rates over next 12 months	1.7%	1.8%
Instantaneous 50 basis point decrease in rates over next 12 months	(1.1)%	(2.0)%

[1]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[2]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[3]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

[5]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED SEGMENT TOTALS

	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2018	2017	% Change [2]
Statements of Income:
Net interest income	$1,441	$1,366	5%
FTE adjustment	20	34	(41)
Net interest income-FTE [1]	1,461	1,400	4
Provision for credit losses	28	119	(76)
Net interest income-FTE - after provision for credit losses [1]	1,433	1,281	12
Noninterest income before net securities gains	795	847	(6)
Net securities gains	1	—	NM
Total noninterest income	796	847	(6)
Noninterest expense before amortization	1,402	1,452	(3)
Amortization	15	13	15
Total noninterest expense	1,417	1,465	(3)
Income-FTE - before provision for income taxes [1]	812	663	22
Provision for income taxes	147	159	(8)
Tax credit adjustment	—	—	—
FTE adjustment	20	34	(41)
Net income including income attributable to noncontrolling interest	645	470	37
Less: Net income attributable to noncontrolling interest	2	2	—
Net income	$643	$468	37%

Total revenue	$2,237	$2,213	1%
Total revenue-FTE [1]	2,257	2,247	—

Selected Average Balances:
Total LHFI	$142,920	$143,670	(1)%
Goodwill	6,331	6,338	—
Other intangible assets excluding residential MSRs	80	84	(5)
Total assets	204,132	204,252	—
Consumer and commercial deposits	159,169	158,874	—

Performance Ratios:
Efficiency ratio	63.35%	66.20%
Impact of FTE adjustment	(0.58)	(1.01)
Efficiency ratio-FTE [1]	62.77	65.19
Impact of excluding amortization and associated funding cost of intangible assets	(0.66)	(0.59)
Tangible efficiency ratio-FTE [1]	62.11%	64.60%

1 Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.